EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
BBV Vietnam S.E.A. Acquisition Corp.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated October 19, 2007, on the financial statements of BBV Vietnam S.E.A. Acquisition Corp. as of October 1, 2007 and for the period from August 8, 2007 (inception) to October 1, 2007, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, P.C.
Amper, Politziner & Mattia, P.C.

New York, New York
November 27, 2007